Exhibit 99.1

ARES CAPITAL CORPORATION DECLARES
FOURTH QUARTER 2018 DIVIDEND OF $0.39 PER SHARE
AND ANNOUNCES SEPTEMBER 30, 2018 FINANCIAL RESULTS

FOURTH QUARTER 2018 DIVIDEND DECLARED

New York, NY — October 31, 2018 — Ares Capital Corporation (“Ares Capital”) (NASDAQ: ARCC) announced that its Board of Directors has declared a fourth quarter dividend of $0.39 per share. The third quarter dividend is payable on December 28, 2018 to stockholders of record as of December 14, 2018.

SEPTEMBER 30, 2018 FINANCIAL RESULTS

Ares Capital also announced financial results for its third quarter ended September 30, 2018.

HIGHLIGHTS

 Financial

	Q3-18		Q3-17
(dollar amounts in millions, except per share data)	Total Amount	Per Share(1)	Total Amount	Per Share(1)
Core EPS(2)		$0.45		$0.36
Net investment income	$185	$0.44	$153	$0.36
Net realized gains	$373	$0.87	$35	$0.08
Net unrealized losses	$(349)	$(0.82)	$(49)	$(0.11)
GAAP net income	$209	$0.49	$139	$0.33
Dividends declared and payable		$0.39		$0.38

	As of
(dollar amounts in millions, except per share data)	September 30, 2018	September 30, 2017	December 31, 2017
Portfolio investments at fair value	$11,220	$11,456	$11,841
Total assets	$12,255	$12,041	$12,347
Stockholders’ equity	$7,313	$7,028	$7,098
Net assets per share	$17.16	$16.49	$16.65
__________________________________________________

(1)	All per share amounts are basic and diluted.

(2)
Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less professional fees and other costs related to the acquisition of American Capital, Ltd. (the “American Capital Acquisition”), net realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of basic and diluted Core EPS to the most directly comparable GAAP financial measure are set forth in Schedule 1 hereto.

Portfolio Activity

(dollar amounts in millions)	Q3-18	Q3-17	Q4-17
Portfolio Activity During the Period:
Gross commitments	$1,924	$1,546	$1,506
Exits of commitments	$1,914	$1,644	$1,321

Portfolio as of the End of the Period:
Number of portfolio company investments	342	325	314
Weighted average yield of debt and other income producing securities(3):
At amortized cost	10.3%	9.6%	9.7%
At fair value	10.3%	9.7%	9.8%
Weighted average yield on total investments(4):
At amortized cost	9.0%	8.5%	8.7%
At fair value	9.2%	8.7%	8.7%
__________________________________________________

(3)
Weighted average yield of debt and other income producing securities is computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities divided by (b) the total accruing debt and other income producing securities at amortized cost or at fair value as applicable.

(4)
Weighted average yield on total investments is calculated as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities divided by (b) the total investments at amortized cost or at fair value as applicable.

THIRD QUARTER 2018 OPERATING RESULTS

For the third quarter of 2018, Ares Capital reported GAAP net income of $209 million or $0.49 per share (basic and diluted), Core EPS(2) of $0.45 per share (basic and diluted), net investment income of $185 million or $0.44 per share (basic and diluted), and net realized and unrealized gains of $24 million or $0.05 per share (basic and diluted).

Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the amount of acquisition related expenses, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

As of September 30, 2018, total assets were $12.3 billion, stockholders’ equity was $7.3 billion and net asset value per share was $17.16.

In the third quarter of 2018, Ares Capital made $1,924 million in new investment commitments, including commitments to 11 new portfolio companies, 29 existing portfolio companies and one additional portfolio company through the Senior Direct Lending Program, LLC (the “SDLP”), through which Ares Capital co-invests with Varagon Capital Partners (“Varagon”) and its clients to fund first lien senior secured loans. Of the new commitments, 39 were sponsored transactions.  As of September 30, 2018, 166 separate private equity sponsors were represented in Ares Capital’s portfolio. Of the $1,924 million in new commitments made during the third quarter of 2018, 68% were in first lien senior secured loans, 23% were in second lien senior secured loans, 3% were in the subordinated certificates of the SDLP, 3% were in preferred equity and 3% were in other equity securities. Of these commitments, 97% were in floating rate debt securities, of which 97% contained interest rate floors and 3% were in the subordinated certificates of the SDLP to make co-investments with Varagon and its clients in floating rate first lien senior secured loans through the SDLP, all of which contained interest rate floors. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so.

In the third quarter of 2018, significant new commitments included:

•
$513 million in first lien senior secured revolving, delayed draw and term loans, a second lien senior secured term loan and equity in a provider of employer-sponsored onsite health and wellness clinics and pharmacies;

•	$336 million in first lien senior secured revolving and term loans, a second lien senior secured term loan and equity in an outsourced drug development services provider;

•	$123 million in first lien senior secured revolving and term loans of a healthcare analytics solutions provider;

•	$120 million in a first lien senior secured term loan of a wind and solar power facilities developer;

•	$101 million in a first lien senior secured term loan of a rental equipment, labor and production management provider to various entertainment end-markets;

•	$76 million in first lien senior secured revolving, delayed draw and term loans, second lien senior secured delayed draw and term loans and equity in a child care payment management software provider;

•	$71 million in first lien senior secured revolving, delayed draw and term loans and equity in a breast cancer screening provider;

•	$62 million in the subordinated certificates of the SDLP to make co-investments with Varagon and its clients in first lien senior secured loans to two portfolio companies in a variety of industries;

•	$57 million in first lien senior secured revolving, delayed draw and term loans and second lien senior secured delayed draw and term loans of a full service independent insurance agency;

•	$53 million in a first lien senior secured term loan and equity in a physician-led urology practice; and

•	$52 million in second lien senior secured delayed draw and term loans of an auto parts retailer.

Also in the third quarter of 2018, Ares Capital exited approximately $1,914 million of investment commitments (including exits of $444 million of commitments acquired as part of the American Capital Acquisition). Of the total investment commitments exited, 50% were first lien senior secured loans, 28% were second lien senior secured loans, 14% were senior subordinated loans, 2% were collateralized loan obligations, 2% were subordinated certificates of the SDLP, 2% were preferred equity securities and 2% were other equity securities. Of the approximately $1,914 million of exited investment commitments, 80% were floating rate, 15% were fixed rate, 1% were on non-accrual status and 4% were non-interest bearing.

The fair value of Ares Capital’s portfolio investments at September 30, 2018 was $11.2 billion, including $10.0 billion in accruing debt and other income producing securities. As of September 30, 2018, the total portfolio at fair value included $0.7 billion of investments acquired in the American Capital Acquisition. The total portfolio investments at fair value were comprised of approximately 44% of first lien senior secured loans, 30% of second lien senior secured loans, 6% of subordinated certificates of the SDLP (the proceeds of which were applied to co-investments with Varagon and its clients to fund first lien senior secured loans through the SDLP), 7% of senior subordinated loans, 4% of preferred equity securities and 9% of other equity securities. As of September 30, 2018, the weighted average yield of debt and other income producing securities in the portfolio at amortized cost and fair value was 10.3% and 10.3%, respectively, the weighted average yield on total investments in the portfolio at amortized cost and fair value was 9.0% and 9.2%, respectively, and 83% of the total investments at fair value were in floating rate securities.

“We generated another strong quarter with core earnings up 25% from the same period a year ago driven by our portfolio rotation initiatives, increases in short term interest rates and higher fee income,” said Kipp deVeer, Chief Executive Officer of Ares Capital.  “Our portfolio continues to perform well with stable credit statistics and record net realized investment gains.”

“We ended the third quarter in a conservative financial position with a modest net debt to equity ratio of only 0.54x, leaving us with substantial capital available to invest in order to further increase our earning assets,” said Penni Roll, Chief Financial Officer. “Following our recent upgrade from Moody’s, we are well positioned as the only BDC with investment grade ratings from all three major ratings agencies which we believe provides us with significant funding advantages in the capital markets.”

PORTFOLIO QUALITY

Ares Capital Management LLC (“Ares Capital Management” or Ares Capital’s “investment adviser”) employs an investment rating system to categorize Ares Capital’s investments. In addition to various risk management and monitoring tools, Ares Capital’s investment adviser grades the credit risk of all investments on a scale of 1 to 4 no less frequently than quarterly. This system is intended primarily to reflect the underlying risk of a portfolio investment relative to Ares Capital’s initial cost basis in respect of such portfolio investment (i.e., at the time of origination or acquisition), although it may also take into account under certain circumstances the performance of the portfolio company’s business, the collateral coverage of the investment and other relevant factors. Under this system, investments with a grade of 4 involve the least amount of risk to Ares Capital’s initial cost basis. The trends and risk factors for this investment since origination or acquisition are generally favorable, which may include the performance of the portfolio company or a potential exit. Investments graded 3 involve a level of risk to Ares Capital’s initial cost basis that is similar to the risk to Ares Capital’s initial cost basis at the time of origination or acquisition. This portfolio company is generally performing as expected and the risk factors to Ares Capital’s ability to ultimately recoup the cost of Ares Capital’s investment are neutral to favorable. All investments or acquired investments in new portfolio companies are initially assessed a grade of 3. Investments graded 2 indicate that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has increased materially since origination or acquisition, including as a result of factors such as declining performance and non-compliance with debt covenants; however, payments are generally not more than 120 days past due. An investment grade of 1 indicates that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has substantially increased since origination or acquisition, and the portfolio company likely has materially declining performance. For debt investments with an investment grade of 1, most or all of the debt covenants are out of compliance and payments are substantially delinquent. For investments graded 1, it is anticipated that Ares Capital will not recoup Ares Capital’s initial cost basis and may realize a substantial loss of Ares Capital’s initial cost basis upon exit. For investments graded 1 or 2, Ares Capital’s investment adviser enhances its level of scrutiny over the monitoring of such portfolio company. The grade of a portfolio investment may be reduced or increased over time.

As of September 30, 2018 and December 31, 2017, the weighted average grade of the investments in Ares Capital’s portfolio at fair value was 3.0 and 3.1, respectively, and loans on non-accrual status represented 2.7% and 3.1%, respectively, of total investments at amortized cost (or 0.6% and 1.4%, respectively, at fair value).

LIQUIDITY AND CAPITAL RESOURCES

In September 2018, Ares Capital and Ares Capital JB Funding LLC (“ACJB LLC”), a consolidated subsidiary of Ares Capital, amended ACJB LLC’s revolving funding facility to, among other things, (a) extend the reinvestment period from September 14, 2018 to September 14, 2019, and (b) extend the stated maturity date from September 14, 2023 to September 14, 2024.

As of September 30, 2018, Ares Capital had $799 million in cash and cash equivalents and $4.6 billion in total aggregate principal amount of debt outstanding ($4.5 billion at carrying value). Subject to leverage, borrowing base and other restrictions, Ares Capital had approximately $3.1 billion available for additional borrowings under its existing credit facilities as of September 30, 2018.

THIRD QUARTER 2018 DIVIDEND

On August 1, 2018, Ares Capital declared a third quarter dividend of $0.39 per share for a total of approximately $166 million. The record date for this dividend was September 14, 2018 and the dividend was paid on September 28, 2018.

RECENT DEVELOPMENTS

In October 2018, Ares Capital amended and restated its senior secured revolving credit facility to, among other things, (a) amend the financial covenant requiring Ares Capital to maintain a minimum ratio of total assets (less total liabilities) to total indebtedness from 2.0:1.0 to 1.5:1.0 and (b) make certain related changes to borrowing base advance rates.

In October 2018, Ares Capital and Ares Capital CP Funding LLC (“Ares Capital CP”), a consolidated subsidiary of Ares Capital, amended Ares Capital CP’s revolving funding facility to, among other things, change the servicer termination event covenant requiring Ares Capital to maintain a minimum ratio of total assets (less total liabilities) to total indebtedness from 2.0:1.0 to 1.5:1.0.

From October 1, 2018 through October 24, 2018, Ares Capital made new investment commitments of approximately $412 million, of which $259 million were funded. Of these new commitments, 83% were in first lien senior secured loans, 15% were in second lien senior secured loans, 1% were in the subordinated certificates of the SDLP and 1% were in other equity securities. Of the approximately $412 million of new investment commitments, 99% were floating rate and 1% were non-interest bearing. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 8.7%. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that it will be able to do so.

From October 1, 2018 through October 24, 2018, Ares Capital exited approximately $389 million of investment commitments, including $1 million of investment commitments acquired in the American Capital Acquisition. Of the total investment commitments, 55% were first lien senior secured loans, 40% were second lien senior secured loans, 3% were preferred equity securities, 1% were other equity securities and 1% were in the subordinated certificates of the SDLP. Of the approximately $389 million of exited investment commitments, 96% were floating rate and 4% were non-interest bearing. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was 9.6% and the weighted average yield on total investments exited or repaid during the period at amortized cost was 9.1%. On the approximately $389 million of investment commitments exited from October 1, 2018 through October 24, 2018, Ares Capital recognized total net realized gains of approximately $20 million.

In addition, as of October 24, 2018, Ares Capital had an investment backlog and pipeline of approximately $1,460 million and $330 million, respectively. Investment backlog includes transactions approved by Ares Capital’s investment adviser’s investment committee and/or for which a formal mandate, letter of intent or a signed commitment have been issued, and therefore Ares Capital believes are likely to close. Investment pipeline includes transactions where due diligence and analysis are in process, but no formal mandate, letter of intent or signed commitment have been issued. The consummation of any of the investments in this backlog and pipeline depends upon, among other things, one or more of the following: satisfactory completion of our due diligence investigation of the prospective portfolio company, Ares Capital’s acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, Ares Capital may sell all or a portion of these investments and certain of these investments may result in the repayment of existing investments. Ares Capital cannot assure you that it will make any of these investments or that Ares Capital will sell all or any portion of these investments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Wednesday, October 31, 2018 at 12:00 p.m. (Eastern Time) to discuss its quarter ended September 30, 2018 financial results. PLEASE VISIT ARES CAPITAL’S WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF ARES CAPITAL’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website at www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (888) 317-6003. International callers can access the conference call by dialing +1 (412) 317-6061. All callers will need to enter the Participant Elite Entry Number 7899976 followed by the # sign and reference “Ares Capital Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected. For interested parties, an archived replay of the call will be available approximately one hour after the end of the call through November 15, 2018 at 5:00 p.m. (Eastern Time) to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1 (412) 317-0088. For all replays, please reference conference number 10124526. An archived replay will also be available through November 15, 2018 on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website.

ABOUT ARES CAPITAL CORPORATION

Ares Capital is a leading specialty finance company that provides one-stop debt and equity financing solutions to U.S. middle market companies and power generation projects. Ares Capital originates and invests in senior secured loans, mezzanine debt and, to a lesser extent, equity investments through its national direct origination platform. Ares Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments primarily in private companies. Ares Capital has elected to be regulated as a business development company (“BDC”) and is the largest BDC by both market capitalization and total assets. Ares Capital is externally managed by a subsidiary of Ares Management, L.P. (NYSE: ARES), a publicly traded, leading global alternative asset manager. For more information about Ares Capital Corporation, visit www.arescapitalcorp.com. However, the contents of such website are not and should not be deemed to be incorporated by reference herein.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Ares Capital’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital’s filings with the Securities and Exchange Commission. Ares Capital undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

INVESTOR RELATIONS CONTACTS

Ares Capital Corporation
Carl G. Drake or John Stilmar
(888) 818-5298
irarcc@aresmgmt.com

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in millions, except per share data)

	As of
	September 30, 2018	December 31, 2017
	(unaudited)
ASSETS
Total investments at fair value (amortized cost of $11,473 and $11,905, respectively)	$11,220	$11,841
Cash and cash equivalents	799	316
Interest receivable	93	93
Receivable for open trades	61	1
Other assets	82	96
Total assets	$12,255	$12,347
LIABILITIES
Debt	$4,546	$4,854
Base management fees payable	44	44
Income based fees payable	35	27
Capital gains incentive fees payable	122	79
Accounts payable and other liabilities	114	181
Interest and facility fees payable	42	64
Payable for open trades	39	—
Total liabilities	4,942	5,249
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share, 600 common shares authorized; 426 common shares issued and outstanding	—	—
Capital in excess of par value	7,192	7,192
Accumulated overdistributed net investment income	(80)	(81)
Accumulated undistributed net realized gains on investments, foreign currency transactions, extinguishment of debt and other assets	460	72
Net unrealized losses on investments, foreign currency and other transactions	(259)	(85)
Total stockholders’ equity	7,313	7,098
Total liabilities and stockholders’ equity	$12,255	$12,347
NET ASSETS PER SHARE	$17.16	$16.65

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in millions, except per share data)
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
INVESTMENT INCOME
Interest income from investments	$262	$238	$778	$700
Capital structuring service fees	42	32	96	73
Dividend income	25	18	71	58
Other income	13	6	47	22
Total investment income	342	294	992	853

EXPENSES
Interest and credit facility fees	59	56	180	166
Base management fees	44	44	135	127
Income based fees	45	35	123	97
Capital gains incentive fees	5	(3)	43	23
Administrative fees	3	3	10	9
Professional fees and other costs related to the American Capital Acquisition	1	4	3	42
Other general and administrative	4	7	20	24
Total expenses	161	146	514	488
Waiver of income based fees	(10)	(10)	(30)	(20)
Total expenses, net of waiver of income based fees	151	136	484	468
NET INVESTMENT INCOME BEFORE INCOME TAXES	191	158	508	385
Income tax expense, including excise tax	6	5	17	14
NET INVESTMENT INCOME	185	153	491	371
REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS, FOREIGN CURRENCY AND OTHER TRANSACTIONS:
Net realized gains	373	35	388	147
Net unrealized losses	(349)	(49)	(174)	(79)
Net realized and unrealized gains (losses) on investments, foreign currency and other transactions	24	(14)	214	68
REALIZED LOSSES ON EXTINGUISHMENT OF DEBT	—	—	—	(4)
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$209	$139	$705	$435
BASIC AND DILUTED EARNINGS PER COMMON SHARE	$0.49	$0.33	$1.66	$1.02
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING - BASIC AND DILUTED	426	426	426	425

SCHEDULE 1

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS, the most directly comparable GAAP financial measure, for the three and nine months ended September 30, 2018 and 2017 are provided below.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Basic and diluted Core EPS(1)	$0.45	$0.36	$1.24	$1.01
Professional fees and other costs related to the American Capital Acquisition	—	(0.01)	(0.01)	(0.09)
Ares Reimbursement	—	—	0.03	—
Net realized and unrealized gains (losses)	0.05	(0.03)	0.50	0.15
Capital gains incentive fees attributable to net realized and unrealized gains and losses	(0.01)	0.01	(0.10)	(0.05)
Income tax expense related to net realized gains and losses	—	—	—	—
Basic and diluted GAAP EPS	$0.49	$0.33	$1.66	$1.02
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(1)
Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less professional fees and other costs related to the American Capital Acquisition, the expense reimbursement (the “Ares Reimbursement”) from Ares Capital Management, net realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. For more information about the Ares Reimbursement, see Note 12 “Related Party Transactions” in Part I, Item I “Financial Statements” in the Company’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2018.